Exhibit 3(i).3
H08000040134 3

Articles of Amendment
to
Articles of Incorporation
of

Raymond James Financial, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

444750
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article IV Stock Clause is amended to read as follows:
Shares Authorized. The aggregate number of shares of stock which this Corporation shall have authority to issue shall be three hundred fifty million (350,000,000)
shares of common stock, each with a par value of one cent ($.01) and ten million
(10,000,000) shares of preferred stock, each with a par value of ten cents ($.10).

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)
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The date of each amendment(s) adoption:	February14, 2008

Effective date if applicable:	February 14, 2008
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☑ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by
_________________________________________.”
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ Kenneth Armstrong

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Kenneth Armstrong
(Typed or printed name of person signing)
Associate General Counsel and Assistant Secretary
(Title of person signing)

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FILING FEE: $35